Exhibit 99.1

Xenogen Reports Record $9.3 Million Total Revenue in First Quarter

Product Revenue up 52% led by Strong System Unit Sales

ALAMEDA, Calif., – May 11, 2005 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software to accelerate drug discovery and development, today reported financial results for the 2005 first quarter ended March 31, 2005.

Total revenue for the first quarter of 2005 was $9.3 million, a 32% increase over 2004 first quarter revenue of $7.0 million. The revenue growth reflects increased IVIS unit sales and a higher average sales price per IVIS unit. Loss from operations for the first quarter of 2005 was approximately $5.0 million, compared to $6.4 million for the 2004 first quarter. Net loss for the first quarter was $5.1 million, or a loss of $0.35 per share, compared to a net loss of $6.2 million, or a loss of $6.55 per share, for the same quarter last year.

“We see continued strong demand for our state-of-the-art imaging systems,” said David Carter, Chairman and Chief Executive Officer. “Instrument sales were seasonally strong in our academic market and our international distributors sold more units this past quarter than ever before. Demand for our flagship system, the IVIS 200, has exceeded our plans and we are adding capacity to raise production volume accordingly. We believe our continued strong sales momentum reflects increasing customer recognition of the power of biophotonic imaging.”

Xenogen introduced its next generation imaging system, the IVIS 3D, at the scientific meeting of the American Association of Cancer Research in April 2005, where it began taking orders. Xenogen expects that the IVIS 3-D Imaging System will be commercially available in the Fall of 2005. This permits the Company to incorporate certain new performance features and industrial design elements to enhance its value proposition. When launched, the IVIS 3-D Imaging System, as well as Xenogen’s other imaging systems, will include a new look and feel.

“In the first quarter, we sold three commercial IVIS systems, which is a strong start for Xenogen historically. We are continuing to develop new commercial accounts. New commercial customers during the first quarter of 2005 include Infinity Pharmaceuticals, Wyeth Pharmaceuticals and MIR Preclinical Services. In the second quarter 2005, we completed an agreement with Genentech.”

First-Quarter 2005 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, May 11, 2005, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss 2005 first-quarter results and the business outlook going forward. Investors and other interested parties may access the call by dialing (800) 406-5356 in the U.S. and (913) 981-5572 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering in reservation code 892-4348. The web cast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins,

pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, and spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results, including statements about positive sales momentum for our products, the anticipated launch of our new IVIS 3-D Imaging System, our anticipated revenue growth and the addition of production capacity. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our products, services and technology; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; our ability to obtain additional financing as necessary to support our operations; failure to manufacture and deliver sufficient quantities of our products at acceptable costs to meet anticipated customer demand; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; our ability to continue to deliver our products on a timely basis; product recalls; our limited sales and marketing organization; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; and competition from other companies or alternative technologies. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended December 31, 2004 filed with the Securities and Exchange Commission on March 21, 2005. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Xenogen® and IVIS® are registered trademarks of Xenogen Corporation.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Product	$5,293	$3,482
Contract	2,271	2,190
License	1,710	1,368

Total Revenue	9,274	7,040

Total Cost of Revenue (a)	6,016	4,519

Gross Margin	3,258	2,521

Operating Costs and Expenses:
Research and Development (a)	2,334	3,545
Selling, General, and Administrative (a)	5,308	4,446
Depreciation and Amortization Expense	635	898

Total Operating Costs and Expenses	8,277	8,889

Loss from Operations	(5,019)	(6,368)
Other Income – net	(15)	220
Interest Income (Expense)	57	41
Interest Expense	(168)	(138)

Net Loss Attributable to Common Stockholders	$(5,145)	$(6,245)

Weighted Average Number of Common Shares Outstanding	14,821,840	953,377
Loss per Share Data:
Net Loss Attributable to Common Stockholders (1)	$(0.35)	$(6.55)

(1)	Loss per share (LPS) is computed using the weighted average number of shares outstanding during the quarter.

(a)	Includes charges for stock based compensation as follows:

	Three Months Ended March 31,
	2005	2004
Cost of Revenue:
Product	$(15)	$147
Contract	(4)	132
License	(2)	14

Total Cost of Revenue	$(21)	$293

Research and Development	$(77)	$630

Selling, General, and Administrative	$144	$1,312

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and short term investments	$16,514	$21,916
Working capital	9,120	14,071
Total assets	33,294	39,938
Deferred revenue	7,315	8,638
Long term obligations	735	1,054
Stockholders’ Equity	10,880	15,947

Note: The selected balance sheet information at December 31, 2004 has been derived from the audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100